EXHIBIT 9.3


                    AMENDMENT NO. 2 TO VOTING TRUST AGREEMENT


            Amendment No. 2 dated as of March 6, 1997 (the "Amendment") to the Voting Trust Agreement, dated as of April 14, 1993, as amended by Amendment No. 1 dated as of November 29, 1993 (the "Voting Trust Agreement"), by and among Travel Centers of America, Inc., formerly National Auto/Truckstops Holdings Corporation, a Delaware corporation (the "Company"), United States Trust Company of New York in its capacity as the voting Trustee (the "Voting Trustee") and the Operator Stockholders who are parties thereto (the "Operator Stockholders," and each an "Operator Stockholder"). Capitalized terms used herein but not otherwise defined have the respective meanings ascribed to such terms in the Voting Trust Agreement.

            WHEREAS, pursuant to Section 14.6 of the Voting Trust Agreement, the Company, the Voting Trustee and the Operator Stockholders who are parties hereto and who beneficially own in the aggregate more than 50% of the votes represented by the outstanding Shares desire to amend the Voting Trust Agreement as set forth herein;

            WHEREAS, the beneficial owners of more than 50% of the outstanding shares of the Convertible Preferred Stock, Series I of the Company (and the holders of the Class B Common Stock, if any, issued upon conversion of such preferred stock), have consented to this Amendment No. 2 pursuant to the proviso to the first sentence of such Section 14.6; and

            WHEREAS, the Board of Directors of the Company, subject to stockholder approval, has declared it beneficial and advisable that the Company effect certain changes to its capital structure and governance set forth in resolutions enacted by the Board of Directors of the Company on January 20 and 21, 1997 including changing the Company's name from National Auto/Truckstops Holdings Corporation to TravelCenters of America, Inc. and the conversion and reclassification of Class A Common Stock and Class B Common Stock into "Common Stock";

            NOW, THEREFORE, the parties hereto agree as follows:

            1.    RECLASSIFICATION.

                  All references in the Voting Trust Agreement to Class A Common Stock or Class B Common Stock are hereby amended to refer to "Common Stock."

            2.    AMENDMENT OF ARTICLE I.

            (a) Article I of the Voting Trust Agreement is hereby amended by inserting, before the definition of "control," the following:

                  "Common Stock" means shares of Common Stock of the Company, par value $.01 per share.




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            (b) The definition of "Shares" is hereby amended by deleting such definition and substituting in lieu thereof the following:

                  "Shares" means (i) the shares of Class A Common Stock
            originally issued to and held by the Voting Trustee hereunder and
            (ii) all additional shares of the capital stock of the Company or any successor of the Company issued to and held by the Voting Trustee pursuant to Article IV or Article VI, including, without limitation, shares of Common Stock.

            (c) All defined terms that are no longer referred to after giving effect to this Amendment are hereby deleted.

            3.    AMENDMENT OF SECTION 3.1.

            Section 3.1(a) of the Voting Trust Agreement, is hereby amended by deleting such section in its entirety and substituting in lieu thereof the following:

                        3.1 (a) In accordance and only in accordance with the
            terms of this Section 3.1, the Operator Stockholders hereby grant the Voting Trustee, and the Voting Trustee shall have, full power and authority to vote in person or by proxy all of the Shares at all meetings of the stockholders of the Company or to give written consents in lieu of voting such Shares in respect of any and all matters on which the stockholders of the Company are entitled or required by statute or otherwise to vote or consent and to approve, as necessary, all actions under or relating to the Stockholders' Agreement which the Voting Trustee is authorized to take pursuant to the power of attorney set forth in Article XIII of this Agreement (each, a "Proposal").

            4.    DELETION OF SECTION 3.2.

            Section 3.2, detailing procedures for the election of directors, is hereby deleted in its entirety, and the number of such section reserved.

            5.    AMENDMENT OF SECTION 3.3.

            Section 3.3 of the Voting Trust Agreement, authorizing the Operator Stockholders to instruct the Voting Trustee to remove a director or fill a directorship for a partial term, is hereby amended by changing all references to "Operator Director" to "Director," eliminating the phrases "or any Independent Operator Director" and "or Independent Operator Director," changing the reference to "Section 3.2(a)-(d)" to "Section 3.1." and eliminating the parenthetical reference to section 3.2(e).

            6.    ADDITION OF  SECTION 4.3.

            The following is hereby inserted as Section 4.3 of the Voting Trust
Agreement:

                        The parties acknowledge that the shares of Common Stock
            issuable upon the reclassification of the Class A Common Stock



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            into Common Stock constitute "Shares" for all purposes of this
            Agreement, including, without limitation, Section 4.1.

            7.    AMENDMENT OF SECTION 7.1.

            Section 7.1 of the Voting Trust Agreement is hereby amended by adding the following to the end thereof:

            Nothing in this Agreement shall restrict any transfer of Voting Trust Certificates or Shares to the Company or its subsidiaries, or the redemption or repurchase of Shares by the Company, and the Company shall retire or hold as treasury stock all Shares represented by each Voting Trust Certificate that has been or shall hereafter be repurchased or redeemed by the Company, and such Voting Trust Certificates repurchased or redeemed by the Company shall be canceled.

            8.    AMENDMENT OF SECTION 11.1(B).

            Section 11.1(b) of the Voting Trust Agreement, describing conditions for the termination of the Voting Trust Agreement, is hereby amended by adding to the end thereof the following: "; provided, however, that the Company consents to termination of this Agreement in this manner."

            9.    AMENDMENT OF SECTION 14.6.

            The first sentence of Section 14.6 of the Voting Trust Agreement, is hereby amended to read as follows:

            No amendment of any provision of this Agreement shall be valid unless (a) signed in writing by the Voting Trustee and (b) upon the vote of (i) the Operator Stockholders who beneficially own more than fifty percent (50%) of the votes represented by the then outstanding Shares; PROVIDED, HOWEVER, that no amendment, modification or waiver of any material provision of this Agreement shall be valid or effective except upon a vote approving such amendment by the holders of Convertible Preferred Stock, Series I ("Series I Preferred Stock") of the Company (and the holders of Common Stock of the Company issued upon conversions of the Series I Preferred Stock) who beneficially own more than 50% of such outstanding shares of stock; FURTHER PROVIDED, that no amendment to any provision of this Agreement may be made respecting transfer of Voting Trust Certificates without the consent of the Company.

            IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the day and year first above written.

                                    TRAVELCENTERS OF AMERICA, INC.


                                    By: /s/ James W. George
                                       ------------------------------
                                       Name: James W. George
                                       Title: Senior Vice President and
                                              Chief Financial Officer




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                                    UNITED STATES TRUST COMPANY
                                    OF NEW YORK, as Voting Trustee



                                    By: /s/  Margaret M. Ciesmelewski
                                       ------------------------------
                                       Name: Margaret M. Ciesmelewski
                                       Title: Assistant Vice President